FOR IMMEDIATE RELEASE

                         Michael J. Monahan  612-293-2809 (Tel)
                                             612-225-3123 (Fax)


                    ECOLAB INC. ANNOUNCES DUTCH AUCTION
                SELF-TENDER OFFER FOR UP TO 3 MILLION SHARES
               AS PART OF A 6 MILLION SHARE STOCK REPURCHASE


          ST. PAUL, Minn., May 12, 1995: Ecolab Inc. announced today that its Board of Directors has authorized the purchase by the Company of up to 6 million shares of its common stock, representing approximately 9% of its outstanding shares. The Ecolab board authorized a Dutch Auction self-tender offer for up to 3 million shares of the Company's common stock as the first step of the 6 million share repurchase program. The tender price range will be from $21.75 to $25.00 per share. The offer is expected to commence on Wednesday, May 17, 1995 and expire at midnight on Wednesday, June 14, 1995, unless extended. On March 31, 1995, Ecolab had 67.9 million shares outstanding. Ecolab shares closed today at $23.375.

          The tender offer will be subject to various terms and conditions described in offering materials to be distributed to shareholders next week. The Company indicated it would use cash on hand and borrowings under its revolving credit facility to purchase the shares.

          Under the terms of the Dutch Auction offer, Ecolab shareholders will be given the opportunity to specify prices within the Company's stated price range at which they are willing

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     to tender their shares.  Upon receipt of the tenders, Ecolab will determine a final price that enables it to purchase up to the stated amount of shares from those shareholders who agreed to sell at or below the company-selected purchase price. All shares purchased will be at that determined price. If more than 3 million shares are tendered at or below the purchase price, there will be a proration. The tender offer will not be contingent upon any minimum number of shares being tendered.

          Salomon Brothers Inc. will act as dealer manager for the tender offer.

          Following completion of the tender offer, the Company may purchase the remaining portion of the 6 million share repurchase program from time to time through open market and privately negotiated transactions or otherwise.

          Ecolab is the leading global developer and marketer of premium cleaning, sanitizing and maintenance products and services for the hospitality, institutional and industrial markets. For the year ended December 31, 1994, Ecolab reported sales of $1.2 billion; including European joint venture sales of $0.8 billion, Ecolab's global coverage approximated $2 billion. Ecolab shares are traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol ECL.


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